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                  CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Reports to Shareholders," "Independent Auditors" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment Number 3 to the Registration Statement (Form N-1A No. 33-62872) of Neuberger&Berman Income Trust, and to the incorporation by reference of our reports dated December 1, 1995 on the Neuberger&Berman Limited Maturity Bond Trust and Neuberger&Berman Ultra Short Bond Trust, and on Neuberger&Berman Limited Maturity Bond Portfolio and Neuberger&Berman Ultra Short Bond Portfolio, included in the 1995 Annual Report to Shareholders of Neuberger&Berman Income Trust.


                                                /s/ Ernst & Young LLP
                                                ERNST & YOUNG LLP

     Boston, Massachusetts
     February 22, 1996
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